United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
May 26, 2009
(Date of Report)
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-20852 (Commission File Number)	16-1387013 (IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York (Address of principal executive offices)	14513 (Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
John C. Casper appointed as Vice President of Finance and Chief Financial Officer. Effective June 1, 2009, the Board of Directors of Ultralife Corporation (the “Company”) appointed John C. Casper, age 47, to be the Company’s Vice President of Finance and Chief Financial Officer, succeeding Robert W. Fishback. Mr. Casper was most recently employed, since March 2008, as vice president, finance and business operations of ATK Space Systems, Inc., where he led the financial integration of two businesses with numerous product lines and site locations. ATK Space Systems, Inc. is a wholly-owned subsidiary of Alliant Technologies, Inc. and is primarily engaged in the business of manufacturing launch systems and small satellites and satellite subsystems and components. From 2006 to 2008, he was vice president and chief financial officer of Osmose Holdings, Inc., where he was primarily responsible for global financial operations, information technology and human resources. Osmose Holdings, Inc. is primarily engaged in the business of producing wood preservatives. From 1984 to 2006, Mr. Casper served in a variety of finance positions at Eastman Kodak Company, lastly as director and vice president, finance, of the Graphic Communications Group. He received his BS in Accounting from the Rochester Institute of Technology, and his MBA in Finance and Economics from the University of Rochester’s Simon Graduate School of Business.
In connection with Mr. Casper’s appointment as the Company’s Vice President of Finance and Chief Financial Officer, the Company set his annual base salary at $270,000. The Company also agreed to pay Mr. Casper a cash bonus of up to $25,000 to reimburse him for certain relocation expenses he incurs. Mr. Casper will also be entitled to participate in the Company’s short-term incentive plan and is eligible to receive a cash bonus if the Company exceeds 90% of its predetermined operating performance targets. If the Company’s operating performance equals 100% of the applicable targets, Mr. Casper could receive a cash bonus of up to 45% of his annual base salary. If the Company’s operating performance exceeds 120% of the applicable targets, Mr. Casper could receive a cash bonus of up to 90% of his annual base salary. If the Company does not meet its applicable operating performance targets, the Company has agreed that Mr. Casper will be eligible to receive a cash bonus of $30,000.
Mr. Casper will be eligible to participate in the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Upon joining the Company, Mr. Casper was awarded (i) 6,000 shares of time-vested restricted stock and (ii) 2,500 shares of performance-vested restricted stock. The time-vested restricted stock award vests in equal installments over a two year period, commencing on the first anniversary of the grant date. The performance-vested restricted stock award will only vest if the Company meets the same predetermined operating performance target as used for determining the cash bonus award pursuant to the short-term incentive plan.
Mr. Casper will also be entitled to receive the retirement benefits and fringe and other personal benefits described in the Company’s 2009 definitive proxy statement dated May 1, 2009 under the sections entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits,” which sections are incorporated into this Current Report on Form 8-K by reference.
There are no arrangements or understandings between Mr. Casper and any other person with respect to his appointment as an officer of the Company. Additionally, there have been no transactions since January 1, 2008, nor are there any currently proposed transactions to which the Company or any of its subsidiaries was or is to be a party in which Mr. Casper, or any member of his immediate family, had, or will have, a direct or indirect material interest.
Robert W. Fishback replaced as Vice President of Finance and Chief Financial Officer. In connection with the decision to appoint Mr. Casper the Company’s Vice President of Finance and Chief Financial

Officer, the Company’s Board of Directors decided, effective June 1, 2009, to remove Mr. Fishback from his position as the Company’s Vice President of Finance and Chief Financial Officer. Mr. Fishback was informed of this decision on May 26, 2009. Mr. Fishback will serve in an advisory capacity to the Company for a period of time to ensure a smooth transition. Mr. Fishback is entitled to post-termination compensation pursuant to his employment agreement as described in the Company’s 2009 definitive proxy statement dated May 1, 2009 under the sections entitled “Employment Arrangements” and “Potential Payments upon Termination and/or a Change in Control.”
The Company’s press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2009	ULTRALIFE CORPORATION
/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration & General Counsel